Exhibit 8.1
[Seward & Kissel LLP Letterhead]
FORM OF OPINION

Ocean Rig UDW Inc.	August , 2011
10 Skopa Street, Tribune House
2nd Floor, Office 202, CY 1075
Nicosia, Cyprus
011 357 22767517
     Re: Ocean Rig UDW Inc.
Ladies and Gentlemen:
     We have acted as counsel to Ocean Rig UDW Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-4 (File No. 333-     ) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on     , 2011, as thereafter amended or supplemented, with respect to the share exchange (the “Exchange”) of up to 25,667,600 of the Company’s common shares, par value $0.01 per share (including related preferred stock purchase rights (the “Rights”)) sold previously in a private offering, (the “Original Shares”) for new registered common shares, par value $0.01 per share (including the Rights) (the “Exchange Shares).
     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
     Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
     Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions “Risk Factors” and “Taxation” therein, we hereby confirm that the opinions that are attributed to Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters in the Registration Statement under the captions:

Ocean Rig UDW Inc.
August     , 2011

     (i) “Taxation”;
     (ii) “Risk Factors — A change in tax laws, treaties or regulations, or their interpretation, of any country in which we operate could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operation”;
     (iii) “Risk Factors — United States tax authorities may treat us as a “passive foreign investment company” for United States federal income tax purposes, which may reduce our ability to raise additional capital through the equity markets”; and
     (iv) “Risk Factors — A loss of a major tax dispute or a successful tax challenge to our operating structure, inter-company pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our worldwide earnings, which could result in a significant negative impact on our earnings and cash flows from operations”

     are the opinions of Seward & Kissel LLP and accurately state our opinion as to the tax matters discussed therein.
     Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ DRAFT